Exhibit 99.1

PDL BioPharma Announces Favorable Decision in Wellstat Diagnostics Litigation

INCLINE VILLAGE, Nev. (September 11, 2019) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) announced that the Supreme Court of New York, County of New York, Commercial Division, issued its decision today in PDL’s previously disclosed litigation related to defaults by Wellstat Diagnostics on loans made to it by the Company. The loans of $44,100,000 were made pursuant to a loan agreement between Wellstat Diagnostics and PDL dated August 2013. Today’s decision resolved a dispute regarding the validity and enforceability of guarantees on the loan made by related entities of Wellstat Diagnostics (the “Wellstat Diagnostics Guarantors”).

The summary judgment decision holds that the guarantees executed by the Wellstat Diagnostics Guarantors are valid and enforceable, and that the Wellstat Diagnostics Guarantors are liable for the amount owed under the loan agreement. The court ordered a damages inquest before a special referee to calculate the amount owed under the loan agreement between Wellstat Diagnostics and PDL. PDL expects to seek recovery for the full amount due under the terms of the loan, including the principal, accumulated interest, further advances and fees.

“We are very pleased with the decision by the Supreme Court of New York” said Dominique Monnet, president and CEO of PDL. “We view the Company’s anticipated award in this case as an excellent outcome for our company and our shareholders.”

The Wellstat Diagnostic Guarantors have 30 days from the filing of the notice of entry of the New York Court’s decision on summary judgment to file a notice of appeal to the Appellate Division of the Supreme Court of New York.

About PDL BioPharma, Inc.

PDL’s mission is to improve the lives of patients and create value for our shareholders and our people by applying our capital and expertise for the successful development and commercialization of innovative therapeutics by our partner companies. We deliver on our mission by entering into strategic transactions involving innovative late clinical-stage or early commercial-stage therapeutics with attractive revenue growth potential.

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Contact:

Jody Cain, SVP
LHA Investor Relations
310-691-7100
jcain@lhai.com